EXHIBIT 2.1

                               [STATE LETTERHEAD]



                               CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that LA CEIBA MINING CORP. did on JANUARY 27, 1999 file in this office the original Articles of Incorporation; that said Articles are not on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.



                   IN WITNESS WHEREOF, I have hereunto set my hand and affixed
[STATE SEAL]       the Great Seal of State, at my office, in Carson City,
                   Nevada, on JANUARY 27, 1999.


                   /s/ Dean Heller

                   Secretary of State


                   By /s/ [Illegible]

                   Certification Clerk